                             DESIGN/BUILD AGREEMENT

         THIS DESIGN/BUILD AGREEMENT (this "Agreement") is entered into as of the 14th day of May, 1999 by and between AmerAlia, Inc., a Utah Corporation, with its principal place of business at 311 Raleigh Road, Kenilworth, Illinois 60043 (hereinafter referred to as "AMERALIA"), and U.S. Filter Wastewater Group, Inc., a Delaware corporation, d/b/a U.S. Filter Corporation, HPD Products, with its principal place of business at 55 Shuman Boulevard, Naperville, IL 60563 (hereinafter referred to as "HPD"), the two of which shall hereinafter be referred to as "Party" or the "Parties". The Parties amended this Agreement in a first amendment dated August 1999 and in a second amendment dated August 24, 1999. When used herein, the term "the Agreement" includes this Agreement as amended.

                                WITNESSETH THAT:

         WHEREAS, AMERALIA desires to have HPD provide those design, project management, supervision, procurement, construction, testing, and startup assistance services specifically described in this Agreement (the "Work") in relation to AMERALIA's proposed sodium bicarbonate solution mining and production plant at AMERALIA's 1320 acre leasehold estate in the Piceance Creek Basin near Rifle, Colorado (which plant is hereinafter referred to as the "Rock School Project"); and

         WHEREAS, HPD represents that it has an adequate staff of properly trained and qualified personnel, and proper facilities, tools, equipment, and financial and other resources, to undertake and complete all of its obligations and duties described in this Agreement; and

         WHEREAS, AMERALIA and HPD wish to enter into this Agreement, under which HPD shall, for valuable consideration to be paid by AMERALIA, complete the Rock School Project.

         NOW, THEREFORE, in consideration of the mutual promises and agreements herein expressed, the Parties hereto agree as follows:

1.       DEFINITIONS

         Capitalized terms which are used in this Agreement shall have the meanings set forth below:

         "Agreement" shall have the meaning set forth in the Preamble.

         "AMERALIA" shall have the meaning set forth in the Preamble.

         "Certificate of Commercial Operation" shall have the meaning set forth in Section 16.2.4.
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         "Certificate of Final Completion" shall have the meaning set forth in
Section 16.3.1.

         "Certificate of Mechanical Completion" shall have the meaning set forth in Section 16.1.3.

         "Change Expenses" shall mean the Cost of the Work and that portion of the Engineering Fee which are associated with changes in the Work which cause the Guaranteed Maximum Price to exceed or remain above $32,000,000.

         "Change Order" shall mean and refer to a written instrument signed by HPD and AMERALIA stating their agreement upon all of the following: a change in the Work; the amount of the adjustment in the Guaranteed Maximum Price, if any; the extent of the adjustment in the Scheduled Dates, if any; the extent of the adjustment in the Performance Guarantees, if any; and the adjustment in the Milestone Payment Schedule, if any.

         "Commercial Operation" shall be deemed to have occurred when (i) Mechanical Completion has occurred, and (ii) either all Performance Tests have been conducted and the Performance Guarantees have been achieved, or all Performance Tests have been conducted, the Production Rate and Product Quality Performance Guarantees have been achieved, and liquidated damages related to the Utility Consumption Performance Guarantees have been paid by HPD to AMERALIA.

         "Commercial Operation Date" shall mean and refer to the date on which HPD has successfully achieved Commercial Operation.

         "Commitment Date" shall have the meaning set forth in Section 9.4.

         "Confidential Information" shall have the meaning set forth in Section 10.

         "Contract Sum" shall have the meaning set forth in Section 8.1(a).

         "Cost of the Work" shall have the meaning set forth in Section 8.1(b).

         "Day" or "day" shall mean and refer to a calendar day.

         "Default" shall have the meaning set forth in Section 17.1.

         "Depletion Date" shall have the meaning set forth in Section 8.4(a).

         "Dispute" shall have the meaning set forth in Section 12.1.

         "Effective Date" shall have the meaning set forth in Section 2(a).

         "Engineering Fee" shall have the meaning set forth in Section 8.1(c).

         "Environmental Law" shall mean and refer to any Law which relates to environmental quality, health, safety, pollution, contamination, cleanup, or the protection of human health, ambient air, waters (including ground waters) or land; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq.; and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

         "Equity Amount" shall have the meaning set forth in Section 8.2.

         "Equity Payment Period" shall have the meaning set forth in Section 8.3(a).

         "Escrow Account" shall have the meaning set forth in Section 8.2.

         "Escrow Deposits" shall have the meaning set forth in Section 8.2.

         "Excusable Event" shall have the meaning set forth in Section 15.

         "Existing Hazardous Substance" shall mean and refer to a Hazardous Substance existing at the Project Site as of the Effective Date or a Hazardous Substance which is introduced to the Project Site by an individual or entity other than HPD or one of its subcontractors.

         "Final Completion" shall be deemed to have occurred when (i) Mechanical Completion has occurred, (ii) Commercial Operation has occurred, and (iii) all items identified on the Punch List have been completed.

         "Final Completion Date" shall mean and refer to the date on which HPD has successfully achieved Final Completion.

         "Governmental Authority" shall mean and refer to any national, federal, state, county, municipal or local government, agency, authority or court, or any department, board, bureau or instrumentality thereof.

         "Guaranteed Maximum Price" shall have the meaning set forth in Section 8.1(a).

         "Hazardous Substance" shall mean and refer to (A) any substance which is listed, defined, designated or classified under any Environmental Law as a
(i) hazardous material, substance, constituent or waste, (ii) toxic material, substance, constituent or waste, (iii) radioactive material, substance, constituent or waste, (iv) dangerous material, substance, constituent or waste,
(v) pollutant, (vi) contaminant, or (vii) special waste; (B) any material, substance, constituent or waste regulated under any Environmental Laws; or (C) petroleum, petroleum products, polychlorinated biphenyl, pesticides, asbestos, or asbestos-containing materials.

         "HPD" shall have the meaning set forth in the Preamble.

         "HPD Loan" shall have the meaning set forth in Section 8.4(b).

         "Invoices" shall have the meaning set forth in Section 8.3.

         "Law" shall mean and refer to any constitution, charter, statute, act, law, ordinance, regulation, code, rule, order, decree, permit, judgment, directive, ruling, decision, guideline, resolution or declaration of any Governmental Authority, or any interpretation or application thereof by any such Governmental Authority.

         "Mechanical Completion" shall be deemed to have occurred when (i) the Rock School Project has been designed, engineered and constructed in accordance with this Agreement (excluding Punch List items), (ii) the Rock School Project is mechanically and structurally sound and free from detectable and patent defects and deficiencies, (iii) HPD has successfully completed all pre-commissioning procedures and tests as set forth in Exhibit C attached hereto, and (iv) the Rock School Project is ready for commissioning.

         "Mechanical Completion Date" shall mean and refer to the date on which HPD has successfully achieved Mechanical Completion.

         "Milestone" shall have the meaning set forth in Section 8.3(a).

         "Milestone Payments" shall have the meaning set forth in Section
8.3(a).

         "Milestone Payment Schedule" shall have the meaning set forth in 8.3(a).

         "Party" or "Parties" shall have the meanings set forth in the Preamble.

         "Performance Guarantees" shall mean and refer to those levels of performance which the Rock School Project should achieve upon its full and complete operation, which guarantees are identified on Exhibit F attached hereto.

         "Performance Tests" shall mean and refer to those tests specified in Exhibit G attached hereto which shall be used to determine whether the Rock School Project has satisfied the Performance Guarantees.

         "Project Site" means the 1320 acre parcel of real property in the Piceance Creek Basin near Rifle, Colorado, which parcel is more specifically described in Exhibit A attached hereto.

         "Punch List" shall mean and refer to a comprehensive list prepared upon Mechanical Completion of the Rock School Project identifying those insubstantial details of construction and mechanical adjustment which require repair, completion, correction or re-execution, the noncompletion of which does not interfere with AMERALIA's occupancy and use of the Rock School Project.

         "Rock School Project" shall have the meaning set forth in the recitals hereof.

         "Savings" shall have the meaning set forth in Section 8.1(d).

         "Scheduled Commercial Operation Date" shall mean and refer to the date which is three hundred fifty (350) days after the Mechanical Completion Date, as such date may be adjusted pursuant to the terms and provisions of this Agreement.

         "Scheduled Dates" shall mean and refer to the Scheduled Mechanical Completion Date and the Scheduled Commercial Operation Date.

         "Scheduled Mechanical Completion Date" shall mean and refer to August 18, 2000, as such date may be adjusted pursuant to the terms and provisions of this Agreement.

         "Senior Officer" shall have the meaning set forth in Section 12.1.

         "subcontractor" shall mean and refer to any person or entity who has a direct contract or agreement with HPD to perform a portion of the Work.

         "Technical Specifications" shall mean and refer to those documents identified or contained within Exhibit C attached hereto, which documents define the program requirements and scope of Work for the Rock School Project.

         "Unforeseeable Conditions" shall mean and refer to physical conditions at the Project Site (i) which differ materially from those indicated in this Agreement, or (ii) which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in this Agreement.

         "Work" shall have the meaning set forth in the recitals hereof.

2.       DURATION

         (a) This Agreement is effective as of the date first shown above (the "Effective Date") and shall continue in force until Final Completion of the Rock School Project, subject to termination of this Agreement as otherwise provided herein. HPD agrees that it shall achieve Mechanical Completion of the Rock School Project on or before the Scheduled Mechanical Completion Date, and Commercial Operation of the Rock School Project on or before the Scheduled Commercial Operation Date. A detailed description of Rock School Project Progress Schedule is attached as Exhibit B to this Agreement.

         (b) The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages AMERALIA would incur should HPD delay in achieving Mechanical Completion by the Scheduled Mechanical Completion Date, and accordingly the Parties hereby agree that if HPD fails to so achieve Mechanical Completion within such time, then AMERALIA's sole and exclusive remedy for such delay shall be to recover from HPD as liquidated damages, and not as a penalty, the sum of Five Thousand and No/100 Dollars ($5,000.00) for each day Mechanical Completion is so delayed by HPD; it being acknowledged and agreed by the Parties hereto that HPD's maximum liability for such delay liquidated damages shall be limited to five percent (5%) of the Guaranteed Maximum Price.

         (c) Conversely, AMERALIA shall pay HPD an incentive fee of Five Thousand and No/100 Dollars ($5,000.00) for each day the Mechanical Completion Date precedes the Scheduled Mechanical Completion Date; provided, however, such incentive fee shall be limited to an amount equal to five percent (5%) of the Guaranteed Maximum Price.

         (d) The Parties agree that it would be extremely difficult and impracticable under the presently known and anticipated facts and circumstances to ascertain and fix the actual damages AMERALIA would incur should HPD fail to achieve the Utility Consumption Performance Guarantee by the Scheduled Commercial Operation Date, and accordingly the Parties hereby agree that if HPD fails to achieve the Utility Consumption Performance Guarantee by the Scheduled Commercial Operation Date, then AMERALIA's sole and exclusive remedy for such failure shall be to recover from HPD as liquidated damages, and not as a penalty, those amounts identified as liquidated damages in Exhibit F attached hereto; it being acknowledged and agreed by the Parties hereto that the HPD's maximum liability for such liquidated damages shall be limited to Five percent (5%) of the Guaranteed Maximum Price. Such liquidated damages shall be calculated on the basis of the last Performance Test performed before the Scheduled Commercial Operation Date.

3.       REPRESENTATIONS AND WARRANTIES

         3.1 AMERALIA's Representations and Warranties: AMERALIA represents and warrants to HPD that it retains a leasehold interest in and to the Project Site, that its leasehold interest includes the right to develop, design and construct the Rock School Project, that such leasehold interest permits HPD to access the Project Site for the purposes contemplated in this Agreement, and that it has obtained (or will obtain) all governmental (including environmental) permits, licenses, variances and authorizations necessary to proceed with the Rock School Project.

         AMERALIA represents and warrants that it has, or will have, the financial capacity to meet each and every financial obligation imposed by this Agreement at the time required.

         AMERALIA represents and warrants that it has obtained any necessary permission(s) from its corporate officers and/or board of directors, that it is legally authorized to enter into this Agreement and to fulfill any and all obligations imposed hereby, and that this Agreement constitutes the legal, valid and binding Agreement of AMERALIA; AMERALIA represents and warrants that the individual signing this Agreement for AMERALIA is fully authorized to enter into this Agreement in the name of AMERALIA, and that s/he suffers no incapacity or infirmity which would invalidate the commitments herein undertaken.

         3.2 HPD's Representations and Warranties: HPD represents that it has an understanding of the nature and scope of the project identified herein, that it is generally familiar with projects of the nature described herein, and that it is experienced in performing work similar in nature to the Work provided herein.

         HPD represents and warrants that it is legally authorized to enter into this Agreement and to fulfill any and all obligations imposed hereby and that this Agreement constitutes the legal, valid and binding agreement of HPD; HPD represents and warrants that the individual signing this Agreement for HPD is fully authorized to enter into this Agreement in the name of HPD, and that s/he suffers no incapacity or infirmity which would invalidate the commitments herein undertaken. HPD acknowledges that AMERALIA is relying on HPD's expertise in relation to the design, engineering and construction of the Rock School Project.

         3.3 Warranty as to the Work. (a) HPD warrants to AMERALIA that the materials and equipment incorporated into the Work will be free from defects in workmanship. The preceding warranty shall remain in full force and effect for a period of one (1) year after the Mechanical Completion Date, at which time, such warranty shall terminate and be of no further force or effect.

         (b) If, at any time prior to the expiration of the preceding one (1) year warranty period, AMERALIA discovers any breach of HPD's warranty contained in Section 3.3(a) and notifies HPD in writing of such breach, then HPD shall, at its sole option, either repair or replace the defective portion of the Work; provided, however, AMERALIA shall (prior to HPD performing any corrective work or services) disconnect the portion of the Work to be corrected by HPD from all piping, clean such Work, free such Work of all liquids, solids, explosives, and combustible, toxic and asphyxiate gases, and otherwise make such Work safe for the corrective work and services to be performed by HPD. The foregoing remedy shall be AMERALIA's sole and exclusive remedy for breach of warranty by HPD, and shall be in lieu of all other remedies (whether available at law or in equity).

         (c) The warranties provided in this Section 3.3 exclude remedy for (a) damages, defects, deficiencies or failures due to: negligence, abuse, willful misconduct or neglect by AMERALIA or a third party; accidents; following the Mechanical Completion Date, failure to store, operate and maintain in accordance with HPD's written instructions; modifications, repairs or alterations not executed by HPD; normal wear and tear under normal usage; corrosion, erosion or abrasion; abnormal conditions of temperature, moisture or dirt; or deterioration or wear occasioned by chemicals; and (b) damages, defects, deficiencies or failures not reported within the one (1) year warranty period.

         (d) All limitations in this Agreement as to HPD's liability (including, without limitation, those limitations set forth in Section 26) shall apply even if the remedies for breach of warranty are deemed to "fail of their essential purpose" or are otherwise held to be invalid or unenforceable.

         (e) THE WARRANTY SET FORTH IN THIS SECTION 3 IS HPD'S SOLE AND EXCLUSIVE WARRANTY. HPD MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS, IMPLIED, ORAL, WRITTEN OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF NON-INFRINGEMENT, TITLE, PATENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING BY CUSTOM, TRADE USAGE, PROMISE, EXAMPLE OR DESCRIPTION, ALL OF WHICH WARRANTIES ARE EXPRESSLY DISCLAIMED BY HPD AND WAIVED BY AMERALIA.

4.       RELATIONSHIP OF THE PARTIES

         HPD agrees that it is and shall conduct itself for all purposes as an independent contractor in its completion of the Rock School Project. HPD further agrees that none of the employees, agents or subcontractors of HPD shall be considered for any purpose whatsoever, or hold themselves out to be, or act as, employees of AMERALIA. HPD agrees that neither HPD nor any of its employees, agents or subcontractors shall, except as specifically authorized in writing by AMERALIA, act as an agent for AMERALIA.

5.       CHANGE ORDERS

         AMERALIA may, at any time during the term of this Agreement, request changes in the Work within the general scope of this Agreement (consisting of additions, deletions or other revisions) by written communication to HPD. HPD shall, within five (5) business days thereafter, provide AMERALIA with a written acknowledgment of such request. Thereafter, HPD shall with reasonable promptness provide AMERALIA with a written proposal for incorporating the requested change into the Rock School Project. HPD's proposal shall include, if appropriate, an equitable adjustment in the Guaranteed Maximum Price, the Performance Guarantees, the Milestone Payment Schedule and the Scheduled Dates. Such proposal shall be the basis for the negotiation of the corresponding Change Order. If AMERALIA and HPD have previously agreed on unit prices for any aspects of changed Work, then the unit prices shall be utilized for the pricing of the applicable portion of the proposed change. If AMERALIA agrees with HPD's proposal, the Parties shall execute a Change Order reflecting the requested change in the Work and the proposed adjustments, if any, in the Guaranteed Maximum Price, the Performance Guarantees, the Milestone Payment Schedule and the Scheduled Dates. In the event AMERALIA disagrees with HPD's proposal, AMERALIA may submit such disagreement to the dispute resolution process set forth in Section 12; provided, however, (i) the Parties agree that any adjustment in the Guaranteed Maximum Price which is determined pursuant to a dispute resolution process shall be made on the basis of the associated Cost of the Work and Engineering Fee calculated in accordance with Sections 8.1(b) and
(c), and (ii) under no circumstances (even pursuant to the dispute resolution process) shall HPD be obligated to accept any change in the Work proposed by AMERALIA if HPD believes that such change will impact HPD's ability to achieve the Performance Guarantees. Under no circumstances shall HPD be obligated to proceed with a requested change in the Work unless and until the Parties execute a mutually acceptable Change Order.

         Should HPD believe that any instructions, interpretations or communications of any kind from AMERALIA constitute a change to the Rock School Project, then HPD shall notify AMERALIA of said belief within five (5) business days after HPD becomes aware of such instruction, communication or interpretation. AMERALIA and HPD shall thereafter attempt to arrive at an agreement on whether a change has occurred, and the impact of such change, if any, on the Guaranteed Maximum Price, the Performance Guarantees, the Milestone Payment Schedule and the Scheduled Dates. Should the Parties fail to arrive at an agreement on the matter, then either Party may, by written notice to the other, invoke the dispute resolution provisions in Section 12.

6.       CONFLICTS

         If there is any conflict between any provisions in the body of this Agreement and any provisions in the attached Exhibits, then the provisions in the body of this Agreement shall prevail over the provisions in the attached Exhibits.

7.       HPD'S WORK

         (a) HPD covenants and agrees that it shall perform and complete the Work in accordance with this Agreement (including, without limitation, in accordance with the Technical Specifications). Except as otherwise provided in this Agreement, HPD shall supply and pay for all services, materials (which, unless otherwise agreed in writing by AMERALIA, shall be new), and other items identified in this Agreement as being necessary to perform the Work. The entire scope of the Work is specifically set forth in this Agreement; and any items or services not specifically enumerated herein are not included as part of the Work and are considered to be the responsibility of AMERALIA.

         (b) HPD's design, engineering and construction services shall be performed in accordance with generally accepted design, engineering and construction standards recognized in the United States for projects similar in nature to the Rock School Project.

         (c) HPD shall not permit the employment of personnel at the Project Site who are unfit or incompetent or otherwise not skilled in the tasks assigned to them, and shall supply security for the Project Site as it deems necessary in its sole discretion.

8.       COMPENSATION

         8.1 Contract Sum. (a) AMERALIA shall pay HPD for the performance of the Work the "Contract Sum" consisting of the Cost of the Work, the Engineering Fee, and the Deposit Relief Fee. HPD covenants and agrees that the sum of the Cost of the Work, the Engineering Fee and the Deposit Relief Fee shall not exceed Thirty Three Million Two Hundred Thousand and No/100 Dollars ($33,200,000), subject to additions to, and deductions from, such amount by Change Order as provided in this Agreement. Such maximum sum is referred to in this Agreement as the "Guaranteed Maximum Price". Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by HPD without reimbursement from AMERALIA; it being acknowledged and agreed by the Parties, however, that interest payable to HPD by AMERALIA as provided in this Section 8 is not included within the Guaranteed Maximum Price. HPD acknowledges that AMERALIA has, prior to the Effective Date, already paid $875,000 of the Contract Sum.

         (b) For purposes of this Agreement, "Cost of the Work" shall mean and refer to any and all costs and expenses incurred by HPD in the performance of the Work and/or completion of the Rock School Project and paid or payable to subcontractors, vendors, suppliers or other third parties, and shall include, without limitation, any of the following costs and expenses payable to third parties: costs for materials, supplies, machinery, equipment and facilities, labor costs, amounts paid or owing to subcontractors, rental charges, testing fees, insurance premiums, and costs related to HPD's field office; provided, however, Cost of the Work shall not include those items reflected in the Engineering Fee as expressed in the following Section 8.1(c) or interest payable to HPD as provided in this Section 8. In calculating the Cost of the Work, HPD will add a multiplier of 0.30 to any of the preceding costs and expenses paid or payable to subcontractors, vendors, suppliers or other third parties. The Parties understand and agree that the Deposit Relief Fee is not a part of the Cost of Work.

         (c) The "Engineering Fee", except as limited by the Guaranteed Maximum Price, shall be an amount equal to Two Million Eight Hundred Forty Four Thousand Five Hundred Five and No/100 Dollars ($2,844,505). The Engineering Fee shall not, under any circumstances, be reduced. However, should a change in the Work be implemented by a Change Order, the Engineering Fee shall be increased to reflect the additional engineering services performed by HPD's personnel in relation to such change, which increase shall be equivalent to the product of
(i) the "man hours" expended by the personnel specified in Exhibit D attached hereto in relation to the change, multiplied by (ii) the corresponding rate(s) provided in such Exhibit. The Engineering Fee is intended to compensate HPD for the following overhead and personnel costs associated with the Rock School
Project: wages and salaries for HPD's project management, project engineering, field supervision, field service, research and development, purchasing and process design personnel; travel and subsistence expenses for the preceding personnel; and costs and expenses associated with HPD's quality assurance services; it being agreed by the Parties that no such costs or expenses shall be charged to AMERALIA as a Cost of the Work.

         (d) If, as of the Final Completion Date, (i) the total aggregate sum of the Cost of the Work plus the Engineering Fee plus the Deposit Relief Fee is less than (ii) the Guaranteed Maximum Price, then the difference (hereinafter referred to as "Savings") shall accrue and inure to the benefit of AMERALIA and HPD as follows: The Savings shall be split 50% to AMERALIA and 50% to HPD; provided, however, HPD's share of the Savings shall not exceed One Million and No/100 Dollars ($1,000,000).

         8.2 Security. (a) Upon execution of this Agreement, HPD and AMERALIA shall establish an escrow account (the "Escrow Account") for the mutual benefit of HPD and AMERALIA at Chicago Title and Trust Company or at a federally insured commercial bank acceptable to both Parties. AMERALIA shall wire transfer into the Escrow Account such amounts at such times as provided for in the Deposit Schedule attached hereto as Exhibit E (the "Escrow Deposits"). The aggregate amount of the Escrow Deposits shall be $6,400,000, less the $875,000 of the Contract Sum previously paid by AMERALIA (the "Equity Amount"). HPD shall have the right to withdraw funds from the Escrow Account in the manner provided in
Section 8.4. AMERALIA shall not be permitted to withdraw any funds from the Escrow Account without the prior written consent of HPD. All escrow fees and charges incurred for the establishment and maintenance of the Escrow Account shall be paid by AMERALIA. All interest earned on monies deposited into the Escrow Account shall be credited to AMERALIA and shall remain in the Escrow Amount.

         (b) For and in consideration of the additional payment of $1,200,000 by AMERALIA to HPD (the "Deposit Relief Fee"), HPD and AMERALIA hereby agree to amend the Deposit Schedule as follows:

                  (i) An Escrow Deposit of $3,600,000 shall be deposited by AMERALIA into the Escrow Account on or before September 15, 1999; and

                  (ii) A final Escrow Deposit of $600,000 shall be deposited by AMERALIA into the Escrow Account on or before October 1, 1999.

         The Deposit Relief Fee shall be deemed earned upon the date of execution of the Second Amendment (August 25, 1999) and shall be paid by AMERALIA to HPD within ten (10) days after the Mechanical Completion Date.

         (c) (i) In order to secure the full and prompt payment of any and all monies which AMERALIA is obligated to pay under Section 8.2(b), AMERALIA does hereb6y collaterally assign, transfer, and convey, grant a mortgage and security interest in, and pledge to, HPD all of AMERALIA's right, title and interest in and to all of AMERALIA's current and future assets, including, without limitation, all of AMERALIA's real property, personal property, and AMERALIA's interest in that certain Sodium Lease Renewal (#C-011905) related to the Project Site (collectively "AMERALIA's Assets"). AMERALIA covenants and agrees that upon written notice from HPD, AMERALIA shall promptly execute and deliver any and all documents which HPD deems necessary (in HPD's sole and absolute discretion) to fully evidence and perfect the preceding assignment, transfer, conveyance, mortgage, security interest, and pledge in and to AMERALIA's Assets, including, without limitation, any deed of trust, leasehold assignment, security agreement, pledge agreement, and UCC financing statements.

                  (ii) AMERALIA represents and warrants to HPD (i) that AMERALIA has good and merchantable title to the AMERALIA Assets, (ii) that the AMERALIA Assets are free and clear of any and all liens, claims, security interests, mortgages, charges or encumbrances. AMERALIA further covenants and agrees that AMERALIA shall not, until the Contract Sum is paid in full to HPD, grant, permit, or suffer any lien, claim, security interest, mortgage, charge or encumbrance upon or against the AMERALIA Assets except the existing Marvin L. Hudson ("Hudson") and Raytheon Engineers + Constructors, Inc. ("Raytheon") claims being contested by AMERALIA. The Hudson claim is being brouth in the U.S. District Court for the District of Colorado, case no. 99-M-1203. The Raytheon claim is in the total amount of $303,800 and brought pursuant to a General Services Agreement dated October 7, 1993.

         8.3 Invoices. During the term of this Agreement, HPD shall submit to AMERALIA monthly invoices ("Invoices") as follows:

         (a) During the period of time from the Effective Date through the Depletion Date (such period to be referred to as the "Equity Payment Period"), HPD will be compensated on a milestone payment basis. During the Equity Payment Period, HPD's Invoices shall be submitted to AMERALIA on the last business day of each month and shall (i) state AMERALIA's project number, (ii) set forth the Milestone(s) which HPD has successfully achieved during such month, and (iii) set forth the Milestone Payment(s) which correspond to such Milestone(s). In connection therewith, attached to this Agreement as Exhibit H is a "Milestone Payment Schedule" which identifies significant "Milestones" to be achieved by HPD during the Equity Payment Period and that portion of the Contract Sum which is payable to HPD once HPD successfully achieves the corresponding Milestone (a "Milestone Payment"). HPD shall be paid the Milestone Payments for all Milestones completed during the month covered by the applicable Invoice. Within five (5) days of its receipt of an Invoice, AMERALIA must provide written notice to HPD as to any reasonable objections it may have as to Milestones which HPD claims to have achieved. If AMERALIA fails to provide written notice of any objections within such five (5) day period, AMERALIA shall be deemed to have accepted the corresponding Invoice. If AMERALIA provides a reasonable objection (within the foregoing five (5) day period) as to HPD's claim of completion as to any Milestone, HPD shall not be paid for such Milestone until it is in fact achieved; however, the remaining portion of the Invoice shall be deemed accepted by AMERALIA. On the fifteenth
(15th) day of the following month, HPD may submit an Invoice for Milestones previously objected to by AMERALIA, but which have since been achieved by HPD; in which event, the preceding provisions regarding AMERALIA's ability to object in writing shall apply once again. In the event any Milestone previously objected to by AMERALIA is not achieved by such fifteenth (15th) day of the month, HPD may nevertheless include such Milestone in the Invoice immediately following the date the Milestone is finally achieved.

         (b) During the period of time from and after the Depletion Date until the Final Completion Date, HPD shall submit Invoices to AMERALIA within five (5) business days after the last day of a month. Each such Invoice shall list as separate line items the following: AMERALIA's project number; the Cost of the Work due from AMERALIA, which shall represent the aggregate amount of all bills and invoices received by HPD from all its subcontractors, vendors, suppliers or other third parties during the immediately preceding month; a summary of the composition of the Cost of the Work; that portion of the Engineering Fee which is due to HPD for the immediately preceding month as provided in Exhibit I attached hereto; that portion of the Cost of the Work and the Engineering Fee which are Change Expenses; accrued interest as to the HPD Loan; the Deposit Relief Fee when such fee is payable; and any other information reasonably requested by AMERALIA. HPD shall be paid the amounts referenced on any such Invoice in the manner provided in Sections 8.4(b) and (c). Within five (5) days of its receipt of an Invoice, AMERALIA must provide written notice to HPD as to any reasonable objections it may have as to the amounts requested in such Invoice. If AMERALIA fails to provide written notice of any objections within such five (5) day period, AMERALIA shall be deemed to have accepted the corresponding Invoice. If AMERALIA provides a reasonable objection (within the foregoing five (5) day period) as to any amount(s) identified in an Invoice, HPD shall not be paid for such amount(s) until the cause for such reasonable objection is removed; however, the remaining portion of the Invoice shall be deemed accepted by AMERALIA. Once the cause for any reasonable objection by AMERALIA is removed, the corresponding amount(s) shall be paid to HPD as provided in Section 8.4(b).

         (c) If AMERALIA objects to any amount(s) expressed in any Invoice, either Party may refer such objection to the dispute resolution procedures set forth in Section 12.

         8.4 Payment. (a) Until such time as HPD's Invoices aggregate an amount equivalent to the Equity Amount, AMERALIA shall satisfy its payment obligations to HPD by permitting HPD to withdraw funds due to HPD from the Escrow Account. Specifically, on the date AMERALIA has accepted an Invoice (or portion thereof) as provided in Section 8.3(a), HPD may withdraw funds from the Escrow Account equal to the amount in the Invoice (or portion thereof) which has been accepted by AMERALIA; which payment procedure shall continue until the date the monies in the Escrow Account are depleted (the "Depletion Date").

         (b) From and after the Depletion Date until the Final Completion Date, HPD shall submit Invoices to AMERALIA in the manner provided in Section 8.3(b). However, amounts due to HPD as expressed in such Invoices (which shall be the Cost of the Work, the Engineering Fee and the Deposit Relief Fee identified therein, excluding (if applicable) Change Expenses) shall be paid by AMERALIA as follows:

         (i) AMERALIA may, at its election, pay amounts due to HPD as expressed in an Invoice by paying all such amounts in cash to HPD; provided, however, if AMERALIA elects to pay such amounts in cash, it must do so on or before the fifteenth (15th) day of the month in which it receives the corresponding Invoice. If AMERALIA makes the foregoing election, it must pay all amounts expressed in the corresponding Invoice; it being agreed that no partial payments shall be permitted. Notwithstanding the foregoing, if AMERALIA reasonably objects to any amount in an Invoice as provided in Section 8.3(b), it may nevertheless select the option expressed in this Section 8.4(b) and pay the amounts to which it does not object as provided in this Section 8.4(b), but the amounts which were objected to by AMERALIA must be paid in cash within five (5) days after the cause for AMERALIA's objection is removed.

         (ii) If AMERALIA fails to pay in cash all amounts expressed in an Invoice which have been accepted by AMERALIA as provided in Section 8.3(b) on or before the fifteenth (15th) day of the month in which it receives such Invoice, the entire amount expressed in such Invoice shall be loaned by HPD to AMERALIA. All amounts expressed in any such Invoice shall bear interest at an annual rate of ten percent (10%), compounded monthly, accruing from the fifteenth (15th) day of the month in which AMERALIA receives the corresponding Invoice until all such amounts are paid by AMERALIA to HPD (all such amounts loaned by HPD, as well as all accrued interest, being hereinafter referred to as the "HPD Loan"). Notwithstanding the foregoing, amounts which have been objected to by AMERALIA as provided in Section 8.3(b) shall not bear interest until the cause for any such objection is removed. Interest which accrues during the first fifteen (15) days as to an Invoice, or portion thereof, which is accepted by AMERALIA as provided in Section 8.3(b) may be paid in cash to HPD, but only if such accrued interest is paid in cash on the date such fifteen (15) day period expires; otherwise such interest shall be compounded monthly along with any interest which accrues after the expiration of such fifteen (15) day period. If the HPD Loan is not paid in full by the date which is nine (9) months after the Mechanical Completion Date, the preceding ten percent (10%) interest rate will change to a variable rate which is equal to the sum of (i) the prime rate of interest published from time to time in the Money Rate Section of the Wall Street Journal, plus (ii) seven percent (7%), which new rate shall apply retroactively commencing on the Mechanical Completion Date. The HPD Loan, representing the aforementioned amounts identified in the Invoices submitted between the Depletion Date and the Final Completion Date and interest thereon, if not sooner paid, shall be due and payable by AMERALIA to HPD on the Final Completion Date.

         (c) Notwithstanding anything to the contrary contained in this Agreement, Change Expenses shall not be paid from the Escrow Account or by means of the HPD Loan. Change Expenses, if any, shall be identified in the Invoice(s) corresponding to the month in which any such expenses apply, and shall be paid by AMERALIA to HPD in cash within thirty (30) days after the submittal of the corresponding Invoice.

         8.5 HPD Loan. AMERALIA understands and accepts the terms of the HPD Loan as set forth in Section 8.4 and AMERALIA covenants and agrees that it will pay all amounts due under the HPD Loan, including, without limitation, all accrued interest, no later than the Final Completion Date. Although the interest which accrues under the HPD Loan is due and payable to HPD as provided in this Agreement, no such interest shall constitute a part of the Cost of the Work or a portion of the Engineering Fee or the Deposit Relief Fee or otherwise accrue against the Guaranteed Maximum Price. AMERALIA further covenants and agrees that any amounts due to HPD under the HPD Loan shall always be considered amounts due to HPD as a contractor pursuant to any mechanics', materialmen's or construction lien laws of the State of Colorado.

         8.6 Records. If requested by AMERALIA, HPD will submit to AMERALIA, within a reasonable period of time, any of the following information or documentation in relation to any Invoice:

         (i) Reasonable back-up documentation sufficient for audit of all Cost of the Work expenses, costs related to Change Orders, and interest expenses related to the HPD Loan;

         (ii) Lien waivers from subcontractors; and

         (iii) Reasonable evidence as to all payrolls, bills for materials and equipment, invoices and indebtedness related to the Cost of the Work.

The submission of any of the preceding information or documentation shall not be a condition precedent to the payment of any Invoice. However, if HPD cannot substantiate any amount previously invoiced, AMERALIA may thereafter withhold an amount equivalent to such unsubstantiated amount until HPD is able to substantiate the same.

         8.7 Offset. HPD authorizes AMERALIA to offset from any amount payable to HPD, all amounts that are rightly payable by HPD to AMERALIA under the terms of this Agreement. AMERALIA's exercise or failure to exercise such right to offset shall not affect the validity of the underlying obligation.

         8.8 Employment Taxes. HPD accepts exclusive liability for payment of federal and state payroll taxes for its employees who are assigned to the Rock School Project, and for the associated contributions for unemployment insurance, old age pensions, annuities, retirement, and related benefits, imposed under any provision of any applicable Law. HPD will ensure that each subcontractor who performs any part of the Rock School Project accepts the same responsibility and liability with respect to its employees. HPD agrees to indemnify and save AMERALIA harmless against all claims, taxes, penalties, interest or costs which may be made or assessed under any applicable Laws with respect to the payment of federal and state payroll taxes, and contributions for unemployment insurance, old age pensions, annuities, retirement and related benefits, payable to or on behalf of the employees of HPD or any of its subcontractor's employees.

         8.9 Title and License. (a) Title to each portion of the Work shall pass to AMERALIA at the time AMERALIA pays cash to HPD for such portion of the Work. HPD represents that the Work for which HPD has been paid by AMERALIA will be free and clear of liens, claims and security interests in favor of HPD and its subcontractors. If such is not the case, HPD shall either (i) cause such lien, claim or security interest to be discharged, or (ii) provide AMERALIA a bond or other security in relation to such lien, claim or security interest in the event HPD wishes to contest the same.

         (b) Upon payment in full by AMERALIA of all amounts due to HPD under this Agreement (including, without limitation, the HPD Loan), HPD shall convey title to the Work to AMERALIA by bill of sale, deed or other appropriate instrument, and shall deliver all subcontractor warranties to AMERALIA.

9.       AMERALIA'S DUTIES & OBLIGATIONS

         9.1 Taxes and Permits. (a) AMERALIA shall pay all sales, consumer, use, excise and other taxes, levies, duties and tariffs (whether direct or indirect) relating to or incurred in connection with the performance of the Work and/or completion of the Rock School Project, including without limitation all duties, levies, tariffs and taxes (whether foreign or otherwise) related to the import or export of machinery, equipment, materials, parts and supplies utilized in performing the Work. AMERALIA shall also secure and pay for any and all permits and licenses necessary for the performance of the Work and/or completion of the Rock School Project. AMERALIA shall promptly reimburse HPD in the event HPD is required to pay any such duty, levy, tariff or tax, or to secure or pay for any such permit or license.

         (b) AMERALIA will, promptly after the Effective Date, provide HPD with a copy of any applicable state sales tax exemption certificate. The certificate number will be included by HPD on any purchase orders issued during the course of the Rock School Project. Should any state sales or use taxes be required to be paid by HPD on the equipment or other materials incorporated into the Rock School Project, AMERALIA shall reimburse HPD as provided in the preceding
Section 9.1(a).

         9.2 Leasehold Agreement. AMERALIA represents and warrants to HPD that it retains a leasehold interest in and to the Project Site, that its leasehold interest includes the right to develop, design and construct the Rock School Project, and that such leasehold interest permits HPD to access the Project Site for the purposes contemplated in this Agreement. AMERALIA shall, upon the request of HPD, provide such documentation and other evidence as HPD may reasonably request to substantiate the preceding representation and warranty.

         9.3 Access. HPD and its subcontractors, and their respective employees, agents, representatives and designees, shall be granted access to the Project Site at all times so as to enable HPD to perform its duties and obligations under this Agreement.

         9.4 Long-Term Financing. On or before the date which is the earlier of
(i) the Depletion Date, and (ii) August 15, 1999 (the "Commitment Date"), AMERALIA shall deliver to HPD a commitment letter from a financial institution committing to provide long-term financing to AMERALIA for the Rock School Project, which commitment letter and financial institution must both be acceptable to HPD in HPD's sole and absolute discretion. At a minimum, the commitment letter must provide for the guaranteed payment of the HPD Loan in full on or before the date specified in this Agreement. If for any reason AMERALIA fails to provide to HPD the aforementioned commitment letter from a financial institution by the Commitment Date (which commitment letter and financial institution must both be acceptable to HPD in HPD's sole and absolute discretion), HPD may terminate this Agreement upon written notice to AMERALIA. If this Agreement is so terminated, HPD shall be entitled to receive the following from AMERALIA: payment for the Cost of the Work incurred and the Engineering Fee earned to the date of termination, the Deposit Relief Fee, reimbursement for all cancellation charges incurred by HPD in relation to its subcontractors, and a demobilization fee in an amount equal to $500,000.

         9.5 Utilities and Consumables. AMERALIA shall, at all times during the term of this Agreement and at its sole cost and expense, provide the following items as required by HPD including, without limitation, during the construction and commissioning of the Rock School Project and the performance of the Performance Tests: all electricity, all water and all other utilities, all chemicals, all lubricants, all feed stock and all consumables.

         9.6 AMERALIA's Obligations. AMERALIA must provide the following services in relation to the Rock School Project:

         (i)  Provide full access to the Project Site to HPD by August 1, 1999;

         (ii) Secure all permits and licenses necessary for performance of the Work and/or completion of the Rock School Project by September 1, 1999;

        (iii) Provide a natural gas "tie-in" to a location within the Project Site designated by HPD by January 1, 2000;

         (iv) Provide construction power (i.e., single phase power) to a location within the Project Site designated by HPD by October 1, 1999, and permanent power to a location within the Project Site designated by HPD by April 1, 2000; and

         (v) Provide ground water at a location within the Project Site designated by HPD at a rate of 200 gallons per minute (along with the legal rights to such water) by November 1, 1999.

         9.7 Mutual Cooperation. Whenever AMERALIA's cooperation is required by HPD in order to carry out HPD's obligations hereunder, AMERALIA agrees that it shall act in good faith in so cooperating with HPD at the reasonable expense of AMERALIA. Similarly, whenever HPD's cooperation is required by AMERALIA in order to carry out AMERALIA'S obligations hereunder, HPD agrees that it shall act in good faith in so cooperating with AMERALIA at the reasonable expense of HPD.

         9.8 Not Exclusive. The foregoing are in addition to the other duties and obligations of AMERALIA and HPD enumerated elsewhere in this Agreement.

10.      CONFIDENTIALITY

         In the course of negotiations and performance of this Agreement and the related interaction between the Parties, it may be necessary for either HPD or AMERALIA, or both of them, to divulge to the other certain confidential or proprietary technical, financial, statistical or business information. This confidentiality provision shall only apply to such information which is clearly labeled "confidential," "secret," or "proprietary" by the providing Party, or information which the providing Party advises the other Party in writing is confidential in nature. The Party providing such information may advise the other Party in writing as to the confidential nature of such information before the information is given to the other Party, at the time such information is given to the other Party, or within one day after such information is given to the other Party (provided, however, disclosure of any such information within such one day period shall not be deemed a violation of this Section 10). The preceding information is hereinafter referred to as "Confidential Information".

         The receiving Party hereby agrees to treat all Confidential Information in the same manner as it would its own confidential information. During the term of this Agreement, and for five (5) years thereafter, the recipient shall use the Confidential Information solely for the purposes of performing the Work or operating and maintaining the Rock School Project, as the case may be. The recipient may disclose Confidential Information only to those individuals and entities who are reasonably required to know the Confidential Information in order to fulfill their obligations in relation to the Rock School Project.

         The obligations imposed by this Section 10 shall not apply to any Confidential Information that: (1) was already in the possession of the recipient prior to the Effective Date (unless the recipient received such information from the other Party pursuant to the development and negotiation of this Agreement), or (2) is or becomes publicly available through no fault of the recipient, or (3) is obtained by the recipient from a third party who is under no obligation of confidence to the Party source, or (4) is disclosed to third parties without restriction by the Party source, or (5) for which disclosure is required by any Law, but only after first notifying the Party source of such required disclosure.

11.      INDEMNITY

         Each Party, to the maximum extent permitted by law, shall defend, protect, indemnify and hold harmless the other, its respective officers, directors, employees and agents against all claims, demands, causes of action, suits, damages, liabilities, judgments, losses and expenses (including, without limitation, court costs and reasonable attorneys' fees) which may be incurred by any indemnified Party on account of any third party bodily injury or property damage, but only to the extent such injury or damage is caused by the willful misconduct or negligence of the indemnifying Party. This indemnification, defense and hold harmless obligation shall survive the termination or expiration of this Agreement.

         This indemnification shall not be effective if the Party seeking indemnification (1) fails to give the other Party notice of the claim within thirty (30) days after the Party seeking indemnification becomes aware of the claim, or (2) fails to provide reasonable cooperation and assistance in the defense thereof. The indemnifying Party shall have the authority for the direction of the defense and shall have the sole authority to negotiate and agree to any compromise or settlement of any indemnified matter hereunder. The indemnified Party hereby reserves the right to participate in its defense, at its own cost, with counsel of its own choosing.

12.      DISPUTE RESOLUTION

         12.1 Senior Officers to Resolve. All claims, disputes or other controversies arising out of, or relating to, this Agreement (hereinafter collectively referred to as a "Dispute") shall initially be submitted to a Senior Officer from each Party for resolution by mutual agreement between said officers. Any mutual determination by the Senior Officers shall be final and binding upon the Parties. However, should such Senior Officers fail to arrive at a mutual decision as to the Dispute within twenty (20) days after notice to both individuals of the Dispute, the Parties shall then attempt to resolve such Dispute by mediation in accordance with the terms and provisions set forth in
Section 12.2 hereof. For purposes of this Agreement, the term "Senior Officer" of HPD shall mean and refer to any vice president of HPD, and "Senior Officer" of AMERALIA shall mean and refer to either Bill Gunn or John Woolard.

         12.2 Mediation. Notice of the demand for mediation for any Dispute which has not been resolved in accordance with Section 12.1 shall be filed with the other Party to this Agreement, and shall be made within a reasonable time after such Party is permitted to mediate the Dispute as provided herein. All mediation proceedings shall take place in Chicago, Illinois, and shall be conducted in accordance with rules mutually determined by the Parties. The mediator shall be an individual mutually selected by AMERALIA and HPD, which individual shall (i) have at least 10 years experience in the discipline which is the subject of the Dispute, and (ii) be an attorney whose 10 years of experience has been in the realm of litigating issues which are the subject of the Dispute. Any mutual determination by the Parties pursuant to any such mediation shall be final and binding upon the Parties. However, should the Parties fail to arrive at a mutual decision as to the Dispute within thirty (30) days after commencement of the mediation proceedings, the Parties shall then be entitled to refer such Dispute to arbitration as provided in Section 12.3.

         12.3 Additional Proceedings. To the extent that any Dispute continues to exist after the mediation provided for in Section 12.2, the Parties agree to resolve the dispute by binding arbitration, unless the remedy sought is injunctive relief. Respecting any Disputes which ultimately become the subject of court proceedings wherein the remedy sought is injunctive relief, the Parties irrevocably agree that (i) the venue and jurisdiction for such proceedings shall be in any court of competent jurisdiction within the County of Cook, State of Illinois and (ii) trial by jury is waived by AMERALIA and HPD. Arbitration of disputes shall be conducted in the County of Cook, State of Illinois, at a location determined by the arbitrator(s) and shall apply the substantive law governing this Agreement. The arbitration proceedings will be conducted by a panel of three arbitrators in accordance with the Rules of Commercial Arbitration of the American Arbitration Association ("AAA") and under the professional administration of the AAA, except that the Parties shall have the rights of discovery as to one another such as are provided by Federal Rules of Civil Procedure 26 through 37 in effect at the time of the arbitration and rights of discovery as to third-parties in effect at the time of the arbitration as are provided by law. The arbitration award shall be binding upon the Parties, but shall be subject to the Parties' right to appeal an award.

         12.4 Costs and Expenses. The prevailing Party in any dispute resolution proceedings shall be reimbursed by the other Party for all costs, expenses and charges, including, without limitation, reasonable attorneys' fees, incurred by said prevailing Party.

13.      INSURANCE

         13.1 AMERALIA'S Insurance. AMERALIA shall, commencing on the Mechanical Completion Date, procure and maintain an "All Risk" Property Insurance Policy in relation to the Rock School Project. Such policy shall (i) be written on a full replacement cost, "all risk" form, (ii) include a waiver of any coinsurance penalty, (iii) cover the entire Rock School Project, including all equipment, materials, machinery, supplies, structures and other items incorporated in the Rock School Project, (iv) contain no deductibles which exceed $10,000 per occurrence, and (v) be maintained until the Final Completion Date. The preceding insurance shall include the interests of AMERALIA, HPD, subcontractors, sub-subcontractors, vendors and suppliers in the Work, naming each as insureds. Such insurance shall be placed with an insurer with a rating of "A" "X" or better by A.M. Best Company, and shall contain an endorsement which requires the insurer to provide the insureds with at least thirty (30) days' prior written notice before canceling, terminating or materially altering the terms of such policy. AMERALIA shall, on the Mechanical Completion Date, furnish HPD with a certificate of insurance, evidencing the foregoing coverage.

         13.2 HPD's Insurance. HPD shall maintain at its sole cost the insurance coverages set forth below with companies reasonably satisfactory to AMERALIA, and with policy limits not less than as stated:

                  (i) Workers' Compensation Insurance as required by laws and regulations applicable to and covering employees of HPD engaged in the performance of the Rock School Project;

                  (ii) Employers' Liability Insurance protecting HPD against common law liability in the absence of statutory liability, for employee bodily injury arising out of the master servant relationship with a limit of not less than $1,000,000 per occurrence;

                  (iii) Commercial General Liability Insurance, including products and completed operations, with limits of not less than $1,000,000 per occurrence and in the aggregate;

                  (iv) Automobile Liability Insurance, including nonowned and hired vehicle coverage, with limits of liability of not less than $1,000,000 per occurrence and in the aggregate;

                  (v) Excess Liability Insurance over Automobile Liability, Commercial General Liability, and Employers' Liability coverages afforded by the primary policies described above with minimum limits of $4,000,000 per occurrence and in the aggregate;

                  (vi) Builder's Risk Property Insurance as to the Work, which insurance shall cover materials in-transit or stored off-site and which otherwise is substantially similar to the property insurance policy described in Section 13.1; and

         Prior to commencement of the Rock School Project, certificates evidencing the required coverages shall be delivered to AMERALIA, and shall name AMERALIA as an additional insured under the Commercial General Liability, Excess Liability Insurance and Builder's Risk Policies. These certificates shall provide that any change restricting or reducing coverage or the cancellation of any policies under which such certificates are issued shall not be valid as respects AMERALIA until AMERALIA has received thirty (30) days written notice of such change or cancellation.

14.      ASSIGNMENT

         (a) Neither Party may assign, convey or transfer this Agreement or any part thereof, or delegate its duties hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties hereto. Regardless of the consent of the other Party, no such assignment, conveyance, transfer or subcontract shall relieve the Party from any of its responsibilities under this Agreement.

         (b) As soon as practicable after execution of this Agreement, HPD shall furnish in writing to AMERALIA the names of those subcontractors proposed for each portion of the Work. AMERALIA shall, within five (5) days thereafter, reply to HPD in writing stating whether or not AMERALIA, after due investigation, has reasonable objection to any such proposed subcontractor. Failure of AMERALIA to reply within said five (5) day period shall constitute notice of no reasonable objection. If AMERALIA has reasonable objection to a subcontractor proposed by HPD, HPD shall propose another to whom AMERALIA has no reasonable objection. The Guaranteed Maximum Price and the Scheduled Dates shall be adjusted in order to reflect the cost and schedule impact to HPD as a result of the selection of another subcontractor to whom AMERALIA has no reasonable objection, which adjustments shall be made by Change Order.

15.      EXCUSABLE EVENTS

         HPD shall be entitled to an equitable adjustment in the Guaranteed Maximum Price and in the Scheduled Dates upon the occurrence of an Excusable Event. For purposes of this Agreement, an "Excusable Event" shall mean and refer to: (a) delays resulting from the acts or omissions of AMERALIA, or of its separate contractors, representatives and agents performing work or services at the Project Site (including, without limitation, any delays caused by AMERALIA's failure to perform its duties and obligations set forth in Sections 9 or 16, or any work stoppages which occur pursuant to the terms and provisions of Section
19); (b) acts of God, fires, explosions, casualties, floods, earthquakes, tornados, severe weather, natural disasters, epidemics, civil disturbances, war, riots, sabotage, accidents, restraints or injunctions issued by a court or other Governmental Authority or other governmental acts or omissions, strikes or labor disputes, or non-delivery of acceptable materials or unusual delays in the delivery of materials by suppliers; (c) the discovery of any Unforeseeable Conditions at the Project Site; (d) the discovery of any Existing Hazardous Substances at the Project Site; (e) the occurrence of an amendment, modification, adoption, repeal or enactment after the Effective Date of any Law which is applicable to the performance of the Work; or (f) the occurrence of any other events or matters which are beyond the control of HPD. Any adjustment in the Guaranteed Maximum Price and Scheduled Dates shall be reflected in a Change Order executed by the Parties hereto.

16.      MECHANICAL COMPLETION, COMMERCIAL OPERATION AND FINAL COMPLETION

         16.1 Mechanical Completion

         16.1.1 Training. On or before the date which is thirty (30) days prior to the date HPD reasonably believes Mechanical Completion of the Rock School Project will be achieved, HPD shall schedule a training program for AMERALIA's personnel in relation to the operation and maintenance of the Rock School Project from and after the Mechanical Completion Date. Such program shall commence no earlier than ten (10) days prior to HPD's estimated date of Mechanical Completion, and shall consist of the provision of training manuals and technical assistance, and the conducting of classroom and hands-on instruction. HPD shall complete all such training on or before the Mechanical Completion Date, and shall provide AMERALIA with all operation and maintenance manuals at such time.

         16.1.2 Spare Parts. HPD shall provide AMERALIA with a list of spare parts necessary to operate and maintain the Rock School Project for a period of one (1) year after the Mechanical Completion Date. AMERALIA shall procure and deliver to the Project Site by the Mechanical Completion Date, at its sole cost and expense, such spare parts as the Parties mutually determine are reasonably necessary for the performance of the Performance Tests. Such spare parts shall be made available to HPD for use during the performance of the Performance Tests; provided, however, if HPD so utilizes any such spare parts, it shall either replace the same or reimburse AMERALIA in cash for such parts at AMERALIA's cost plus a 30% mark-up.

         16.1.3 Establishing Mechanical Completion. When HPD has completed the Mechanical Completion procedures outlined in the Technical Specifications and believes that it has achieved Mechanical Completion, HPD shall so notify AMERALIA (which notice shall be accompanied by HPD's proposed Punch List). Thereafter, AMERALIA shall conduct those investigations and inspections as it deems necessary or appropriate to determine if Mechanical Completion has in fact been achieved. Within five business (5) days after the receipt of HPD's notice by AMERALIA, AMERALIA shall either (i) notify HPD that Mechanical Completion has been achieved, or (ii) notify HPD that Mechanical Completion has not been achieved and stating the reasons therefor. In the event AMERALIA provides written notice that Mechanical Completion has been achieved, HPD and AMERALIA shall, within ten (10) days thereafter, mutually prepare an updated Punch List, and shall execute a "Certificate of Mechanical Completion" establishing and identifying the Mechanical Completion Date (which date shall be the date of HPD's original notice). In the event AMERALIA provides written notice that Mechanical Completion has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Mechanical Completion. Upon completion of such corrective and/or remedial actions, HPD shall resubmit its notice stating that it believes Mechanical Completion has been achieved and the foregoing procedures shall be repeated until Mechanical Completion has in fact been achieved. In the event AMERALIA fails to provide written notice to HPD within the foregoing five
(5) business day period, then Mechanical Completion shall be deemed to have been achieved on the date of HPD's original notice.

         16.1.4 Possession. Upon the Mechanical Completion Date, AMERALIA shall take possession of, and shall assume care, custody and control over, the Rock School Project.

         16.2 Performance Testing and Commercial Operation

         16.2.1 Commissioning. After the Mechanical Completion Date, AMERALIA's personnel shall, under HPD's direction and supervision, commence the initial operation of the Rock School Project (i.e., the commissioning of the Rock School Project), and shall, under HPD's direction and supervision, continue with such operation during HPD's performance of the Performance Tests.

         16.2.2 AMERALIA's Obligations After Mechanical Completion. After the Mechanical Completion Date, but prior to the date which is two hundred days
(200) after the Mechanical Completion Date, AMERALIA shall, at its sole cost and expense, perform the following: provide for the solution mine cavern development, which shall include, without limitation, the provision of any and all feed required for the performance of the Performance Tests by HPD, as described in Exhibit G.

         16.2.3 Performance Testing. Once AMERALIA has completed its duties and responsibilities as set forth in Section 16.2.2 hereof, and at such time as HPD believes that the Rock School Project will be ready for the performance of the Performance Tests, HPD shall so notify AMERALIA of the specific date of the proposed Performance Tests in writing, provided that notice will be given not less than ten (10) business days prior to the performance of the Performance Tests. AMERALIA shall conduct the Performance Tests on the date(s) specified in the preceding notice in order to determine if the Rock School Project meets the Performance Guarantees. All such tests shall be conducted utilizing AMERALIA's personnel, who shall act under the supervision and direction of HPD. The Rock School Project will be operated in its normal mode of operation while Performance Tests are being conducted, which shall consist of (i) the operation of the Rock School Project as a whole, (ii) the concurrent operation of Rock School Project systems, and (iii) the operation of all Rock School Project systems within the manufacturers' specifications and without over-stressing or over-pressurizing any such systems. All fuel, all consumables, all water, all utilities, all operating supplies, all operating personnel and all related resources necessary to perform the Performance Tests shall be provided by AMERALIA at AMERALIA's sole cost and expense.

         16.2.4 Establishing Commercial Operation. When HPD believes that it has achieved Commercial Operation, HPD shall so notify AMERALIA (which notice shall be accompanied by the results of the last Performance Tests and any other information deemed reasonably necessary by HPD). Thereafter, AMERALIA shall conduct those investigations and inspections it deems necessary or appropriate to determine if Commercial Operation has in fact been achieved. Within five (5) business days after the receipt of HPD's notice by AMERALIA, AMERALIA shall either (i) notify HPD that Commercial Operation has been achieved, or (ii) notify HPD that Commercial Operation has not been achieved and stating the reasons therefor. In the event AMERALIA provides written notice that Commercial Operation has been achieved, HPD and AMERALIA shall execute a "Certificate of Commercial Operation" establishing and identifying the Commercial Operation Date (which date shall be the date of HPD's original notice). In the event AMERALIA provides written notice that Commercial Operation has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Commercial Operation, and to the extent necessary, it shall re-perform the Performance Tests in the manner provided in Section 16.2.3 (but HPD need only give AMERALIA five (5) business days advance written notice for any such subsequent tests). The foregoing procedures shall be repeated until the earlier of (i) the date Commercial Operation has in fact been achieved, or (ii) the occurrence of the Scheduled Commercial Operation Date. In the event AMERALIA fails to provide written notice to HPD within the foregoing five (5) business day period, then Commercial Operation shall be deemed to have been achieved on the date of HPD's original notice.

         16.3 Final Completion

         16.3.1 Establishing Final Completion. When HPD believes that it has achieved Final Completion, HPD shall so notify AMERALIA. Immediately thereafter, AMERALIA shall conduct those investigations and inspections it deems necessary or appropriate to determine if Final Completion has in fact been achieved. Within five (5) business days after the receipt of HPD's notice by AMERALIA, AMERALIA shall either (i) notify HPD that Final Completion has been achieved, or
(ii) notify HPD that Final Completion has not been achieved and stating the reasons therefor. In the event AMERALIA provides written notice that Final Completion has been achieved, HPD and AMERALIA shall execute a "Certificate of Final Completion" establishing and identifying the Final Completion Date (which date shall be the date of HPD's original notice). In the event AMERALIA provides written notice that Final Completion has not been achieved, HPD shall, at its sole cost and expense, immediately correct and/or remedy the defects, deficiencies and other conditions which so prevent Final Completion. Upon completion of such corrective and/or remedial actions, HPD shall resubmit its notice stating that it believes Final Completion has been achieved and the foregoing procedures shall be repeated until Final Completion has in fact been achieved. In the event AMERALIA fails to provide written notice to HPD within the foregoing five (5) business day period, then Final Completion shall be deemed to have been achieved on the date of HPD's original notice.

17.      TERMINATION OF THE AGREEMENT

         17.1 Default and Remedies. The occurrence of any one or more of the following matters shall constitute a default under this Agreement (a "Default"):
(a) failure by either Party to observe and perform any covenant, condition or agreement on its part to be observed or performed hereunder and the continuation of the same for seven (7) days after the defaulting Party's receipt of written notice thereof from the non-defaulting Party; provided, however, if such matter cannot with due diligence be remedied by the defaulting Party within such seven
(7) day period, and the defaulting Party shall have diligently prosecuted the remedying of such failure within such seven (7) days, such period shall be extended by such additional time period as may be reasonably required by the defaulting Party to cure or correct such matter (it being agreed, however, that nonpayment of monies by either Party shall not, under any circumstances, give rise to an extension in the preceding seven (7) day period); (b) the insolvency, dissolution or liquidation of either Party, or the filing of a petition in bankruptcy by or against either Party, or the adjudication of either Party as bankrupt, or any general assignment by either Party for the benefit of its creditors, or the application for, or consent to, the appointment of any receiver, trustee, custodian, or similar officer by either Party; or (c) failure (or admission in writing of inability or unwillingness) by one Party hereunder to pay amounts due and payable to the other Party hereunder. Should HPD be in Default, AMERALIA may terminate this Agreement and avail itself of any and all rights or remedies available at law or in equity. Should AMERALIA be in Default, HPD may terminate this Agreement and avail itself of any and all rights or remedies available at law or in equity. Upon the occurrence of a Default by AMERALIA or HPD, the HPD Loan shall be accelerated and shall be due and payable to HPD immediately after any such Default.

         17.2 Termination for Convenience. AMERALIA may terminate this Agreement without cause upon not less than thirty (30) days' prior written notice to HPD. If this Agreement is so terminated, HPD, as its sole and exclusive remedy hereunder, shall be entitled to receive the following: payment for the Cost of the Work incurred and the Engineering Fee earned to the date of termination (which shall include acceleration of the HPD Loan (i.e., all outstanding principal and accrued interest) and payment of the same in full); reimbursement for all cancellation charges incurred by HPD in relation to its subcontractors, the Deposit Relief Fee, and a demobilization fee in an amount equal to $500,000.

         17.3 Termination by Reason of Excusable Events. If the cumulative number of days by which the School Rock Project is delayed by reason of Excusable Events exceeds 90 days (excluding those "Excusable Event days" which were caused by HPD's gross negligence or wrongful acts), then HPD shall have the right to terminate this Agreement upon not less than 30 days' prior written notice to AMERALIA. If this Agreement is so terminated, HPD, as its sole and exclusive remedy hereunder, shall be entitled to receive the following: payment for the Cost of the Work incurred and the Engineering Fee earned to the date of termination (which shall include acceleration of the HPD Loan (i.e., all outstanding principal and accrued interest) and the Deposit Relief Fee and payment of the same in full); reimbursement for all cancellation charges incurred by HPD in relation to its subcontractors, and a demobilization fee in an amount equal to $500,000.

18.      SITE CONDITIONS & HAZARDOUS SUBSTANCES

         18.1 Unforeseeable Conditions. Notwithstanding anything to the contrary contained in this Agreement, if HPD encounters conditions at the Project Site which HPD reasonably believes are Unforeseeable Conditions, then notice by HPD as to the same shall be given to AMERALIA. If it is thereafter determined that such condition is in fact an Unforeseeable Condition, then HPD shall be entitled to an equitable adjustment in the Guaranteed Maximum Price or the Scheduled Dates, or both, as provided in Section 15. If AMERALIA disagrees with HPD's assessment that Unforeseeable Conditions exist, it may refer such disagreement to the dispute resolution procedures set forth in Section 12.

         18.2 Hazardous Substances. (a) If, in the course of performance of the Work, HPD encounters on the Project Site any matter which it reasonably believes is a Hazardous Substance that may require response, removal, cleanup or other remedial action under applicable Environmental Laws, then HPD shall immediately suspend the Work in the area affected and report the condition to AMERALIA by telephone and in writing. In any such event, the obligations and duties of the Parties hereto shall be as follows:

                  (i) If it is determined that such condition involves an Existing Hazardous Substance, then HPD shall have no obligation with respect to such condition, and AMERALIA shall, at its sole cost and expense, perform any response, removal, cleanup or other remedial action required by applicable Environmental Laws;

                  (ii) If it is determined that such condition involves a Hazardous Substance introduced to the Project Site by HPD or its subcontractors, then any response, removal, cleanup or other remedial action required by applicable Environmental Laws shall be performed by HPD at its sole cost and expense; or

                  (iii) If it is determined that the condition does not involve a Hazardous Substance that requires response, removal, cleanup or other remedial action under applicable Environmental Laws, HPD shall resume the portion of the Work that had been suspended. Such time period involved in determining that the condition did not involve a Hazardous Substance that required response, removal, cleanup or other remedial action shall not constitute an Excusable Event, unless HPD reasonably believed that such condition was a Hazardous Substance requiring remediation when it initially notified AMERALIA.

         The Parties acknowledge and agree that HPD shall not commence or continue any construction activities on any portion of the Project Site on, in or under which remedial actions are to be (or are being) performed until such remedial actions are to the point where construction activities will not interfere with such remedial actions, as evidenced by appropriate certifications from the applicable environmental engineer and/or remediation contractor and any required approvals of any applicable Governmental Authorities. If AMERALIA disagrees with HPD's belief that a Hazardous Substance requiring remediation exists, it may refer such disagreement to the dispute resolution procedures set forth in Section 12.

         (b) AMERALIA shall indemnify, defend and hold harmless HPD from and against any and all claims, demands, suits, liabilities, causes of action, losses, costs, expenses, damages, fines and penalties, including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from the existence of Existing Hazardous Substances at the Project Site. HPD shall indemnify, defend and hold harmless AMERALIA from and against any and all claims, demands, suits, liabilities, causes of action, losses, costs, expenses, damages, fines and penalties, including, without limitation, court costs and reasonable attorneys' fees, arising or resulting from any Hazardous Substances which were introduced to the Project Site by HPD or any of its subcontractors. The preceding indemnification, defense and hold harmless obligations shall survive the termination or expiration of this Agreement.

19.      WORK STOPPAGE

         HPD may stop the Work if any Escrow Deposits are not made when due pursuant to Section 8.2, or if any Invoices are not paid when due, and may do so without prejudice to any other rights or remedies that HPD may have under this Agreement or at law or in equity.

20.      NOTICES

         All notices necessary to be given under the terms of this Agreement, except as herein otherwise provided, shall be in writing and shall be communicated by overnight courier or facsimile transmission addressed to the other Party at the following addresses:

         If to AMERALIA:            John F. Woolard
                                    Executive Vice President
                                    311 Raleigh Road
                                    Kenilworth, IL 60043
                                    Fax: 847-251-7916

         with a copy to:            Roger L. Day
                                    818 Taughenbaugh Blvd.
                                    Rifle, CO 81650
                                    Fax: 970-625-9137

         If to HPD:                 Mark Boone
                                    U.S. Filter Corporation/HPD Products
                                    55 Shuman Blvd.
                                    Naperville, IL 60563
                                    Fax: 630-717-4562

Notices shall be deemed given on the actual date of receipt at the offices of the receiving Party.

21.      COMPLIANCE WITH APPLICABLE LAWS

         HPD agrees to keep conspicuously posted all notices required under workers' compensation Laws and other applicable Laws. HPD shall obtain and maintain any contractor's or other licenses necessary for the pursuit of its business and conducting the activities envisioned by this Agreement. HPD agrees to comply, and shall ensure that its employees, agents and subcontractors comply, with all Laws applicable to the performance of the Work.

22.      ANNOUNCEMENTS AND PRESS RELEASES

         HPD agrees that during and after the term of this Agreement, it will make no announcements, press releases or other publications concerning the Rock School Project without the prior written consent of AMERALIA, which consent shall not be unreasonably withheld or delayed.

23.      OWNERSHIP OF DATA; TECHNOLOGY

         (a) All drawings, specifications, designs and plans related to the Rock School Project and generated by HPD during the performance of the Rock School Project, and all intellectual property rights in and to such documents, shall be and remain the sole property of HPD. AMERALIA is granted a limited, non-exclusive, nontransferable (except to a purchaser of the Rock School Project) license to reproduce all such documents for use in the operation, maintenance, repair and expansion of the Rock School Project; provided, however, only the civil, structural, building and electrical drawings may be used in relation to an expansion of the Rock School Project; provided, further however, AMERALIA may transfer the preceding license only to an entity which purchases the Rock School Project and only if such purchaser provides legally binding documentation to HPD stating that it shall adhere to the limitations of such license which are expressed in this Section 23(a). Such documents are for use solely with respect to the Rock School Project as provided above, and shall not, without HPD's prior written consent, be used by AMERALIA, or its employees, representatives or agents, on any other project, for completion of the Work hereunder by others, or for any other work or services. Upon Final Completion, HPD shall deliver to AMERALIA up-to-date copies of the preceding documents in both hard copy and in electronic format.

         (b) The solution mining process technology to be utilized in the Rock School Project has been required by AMERALIA. Therefore, AMERALIA hereby agrees that it shall indemnify, defend and hold harmless HPD from and against any and all losses, damages, costs, expenses and liabilities, including, without limitation, reasonable attorneys' fees, arising or resulting from any claim or legal action that the use of such solution mining process technology in relation to the Rock School Project constitutes an infringement and/or violation of any patent, trademark, copyright, trade secret, intellectual property right or other proprietary right.

         (c) HPD shall indemnify, defend and hold harmless AMERALIA from and against any and all losses, damages, costs, expenses and liabilities, including, without limitation, reasonable attorneys' fees, arising or resulting from any claim or legal action that the crystallization design provided by HPD under this Agreement constitutes an infringement and/or violation of any patent, trademark, copyright, trade secret, intellectual property right or other proprietary right.

24.      SAFETY PROGRAM

         HPD shall be responsible for initiating, maintaining and supervising safety precautions and programs in connection with the performance of this Agreement, including, without limitation, appropriate precautions and programs for areas in and around the Project Site. HPD shall give notices and comply with all applicable Laws bearing on the safety of persons or property or their protection from damage, injury or loss, including, without limitation, the Federal Occupational Safety and Health Act.

25.      APPLICABLE LAW

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to conflicts of law principles.

26.      LIMITATION ON  LIABILITY

         26.1 Waiver of Claims. Notwithstanding anything to the contrary contained in this Agreement, HPD and AMERALIA waive all claims against each other (and against each other's parent company, affiliates, contractors, subcontractors, consultants, agents, suppliers and vendors) for loss or damage to any of their respective property; which waiver shall apply without regard to which Party's fault or negligence caused the loss or damage.

         26.2 Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, HPD and AMERALIA waive all claims against each other (and against each other's parent company, affiliates, contractors, subcontractors, consultants, agents, suppliers and vendors) for any consequential, incidental, indirect, special, exemplary or punitive damages (including, but not limited to, loss of actual or anticipated profits, revenues or product; loss by reason of shutdown or non-operation; increased expense of manufacturing, operation, borrowing or financing; loss of use, productivity or shop space; or increased cost of capital), and regardless of whether any such claim arises out of breach of contract, guarantee or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory. Any consequential, incidental, indirect, special, exemplary or punitive damages incurred by AMERALIA or HPD in relation to a third party shall, for all purposes of this Agreement, be deemed consequential, incidental, indirect, special, exemplary or punitive damages in relation to any claim brought by AMERALIA or HPD against the other Party to this Agreement.

         26.3 Overall Limitation. (a) Notwithstanding anything to the contrary contained in this Agreement, in no event shall HPD, and its parent company, affiliates, contractors, subcontractors, consultants, vendors, suppliers and agents be liable, alone or in the aggregate, to AMERALIA for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to 100% of the Guaranteed Maximum Price, regardless of whether such liability arises out of breach of contract, guarantee or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory.

         (b) Notwithstanding anything to the contrary contained in this Agreement, in no event shall AMERALIA, and its parent company, affiliates, contractors, subcontractors, consultants, vendors, suppliers and agents be liable, alone or in the aggregate, to HPD for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to 100% of the Guaranteed Maximum Price, regardless of whether such liability arises out of breach of contract, guarantee or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory.

27.      SEVERABILITY

         If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal, invalid or unenforceable. As soon as possible after said court determination, the Parties shall meet to negotiate a replacement provision, as closely approximating the void provision as possible, without the same infirmity.

28.      WAIVER

         The failure of either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same, nor shall any waiver of any breach of any provision hereof by either Party be taken or held to be a waiver by such Party of any succeeding breach of such provision.

29.      SECTION HEADINGS

         The section headings appearing in this Agreement have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to define, limit or extend the scope or intent of the sections to which they appertain.

30.      EXHIBITS AND DOCUMENTS INCORPORATED BY REFERENCE

         The following Exhibits are attached hereto and made a part of this
Agreement:

                  EXHIBIT A - Project Site
                  EXHIBIT B - Progress Schedule
                  EXHIBIT C - Technical Specifications
                  EXHIBIT D - Engineering Service Rates for Change Orders EXHIBIT E - Deposit Schedule
                  EXHIBIT F - Performance Guarantees
                  EXHIBIT G - Performance Tests
                  EXHIBIT H - Milestone Payment Schedule
                  EXHIBIT I - Payment of Engineering Fee

         The recitals and the preceding Exhibits are hereby incorporated by this reference into this Agreement.

31.      LATE PAYMENTS

         Payments properly due to any Party, but which remain unpaid by the other Party after the occurrence of a Default, shall bear interest at an annual rate of twelve percent (12%) or at the maximum rate permitted by law, whichever is less.

32.      ENTIRE AGREEMENT

         (a) This Agreement supersedes all prior oral or written proposals, communications or other agreements related to the subject matter of this Agreement (including, without limitation, that certain Memorandum of Understanding between HPD and AMERALIA). This Agreement sets forth the entire agreement between the Parties with regard to the subject matter of this Agreement and no amendment shall be binding upon the Parties unless in writing and signed by both Parties.

         (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

         (c) This Agreement has been approved by the Board of Directors of AMERALIA (the "Board") by a statement of consent of the Board dated as of May 14, 1999.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective authorized representatives, effective as of the date first set forth above.

AMERALIA, INC.                                U.S. FILTER WASTEWATER
                                              GROUP, INC., d/b/a U.S. Filter
                                              Corporation, HPD Products


By:                                           By:
   ---------------------------------             -------------------------------
Name: Bill H. Gunn                            Name:  Ron P. Davis
Title:Chairman & CEO,                         Title: Executive Vice President,
      AmerAlia, Inc.                                 Industrial Equipment Group,
                                                     U.S. Filter Corporation,
                                                     HPD Products